Exhibit 99.1

FOR IMMEDIATE RELEASE

February 4, 2008

Owens & Minor Ends 2007 on a Strong Note, with Record Quarterly Revenue of $1.75 Billion & Annual Operating Cash Flow of $220 million

Richmond, VA….Owens & Minor (NYSE-OMI) reported revenue of $1.75 billion for the fourth quarter ended December 31, 2007, increased 6% from revenue of $1.65 billion in the same period last year, and also improved on a sequential basis from revenue of $1.69 billion in the third quarter of 2007. Net income for the quarter was $22.5 million, improved from net income of $7.3 million in the comparable quarter of 2006. Net income also improved on a sequential basis when compared to third quarter 2007 results of $21.2 million. Earnings per diluted common share (EPS) for the fourth quarter 2007 were $0.55, a 206% increase as compared to $0.18 per share in last year’s fourth quarter. EPS results also improved sequentially when compared to third quarter’s $0.52 per share.

“We are pleased to report solid financial results for the year, capped off by a strong fourth quarter with record-breaking revenue. Strong operating cash flow generated during the year allowed us to reduce our long-term debt by $150 million,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “After a busy fourth quarter of several facility moves and assimilating significant new customers, we begin 2008 with a focus on enhancing our infrastructure and systems that will support future growth and efficiency.”

2007 Full Year Results

For the full year 2007, Owens & Minor reported revenue of $6.8 billion, improved 23% from revenue of $5.5 billion in 2006. Reported revenue for the year included approximately $1.05 billion from the acquired McKesson acute-care distribution business. Net income for 2007 was $72.7 million compared to $48.8 million last year. Diluted EPS for the year was $1.79, improved significantly when compared to 2006 EPS of $1.20.

For comparative purposes, earnings for 2006 were negatively affected by the following:

•	Pre-tax dilution for the year totaling approximately $16 million from the transition of the acquired business in the third and fourth quarters

•	A second quarter, pre-tax charge of $11.4 million, resulting from the company’s refinancing of $200 million in bonds

2007 Asset Management

Results for 2007 included strong asset management improvement. For the year, the company reported record operating cash flow of $219.8 million. Total outstanding long-term debt at the end of the fourth quarter was $283.8 million, a decrease of $149.3 million from the end of 2006. Days sales outstanding (DSO) were 26.3, as of December 31, 2007, improved significantly from DSO of 30.5 days, as of December 31, 2006. For the quarter, inventory management efforts resulted in inventory turns of 10.6, improved significantly from turns of 9.2 a year ago.

2008 Outlook

“Based on our size and penetration of the acute-care distribution market, as well as our ability to offer our customers innovative supply-chain management solutions, we believe we will achieve 2008 revenue growth in the 5% to 7% range, outpacing overall industry growth rates,” said Smith. “We believe that this anticipated revenue growth and our ability to manage our business efficiently and effectively will translate into earnings per diluted share in a range of $2.20 to $2.30, representing a 23% to 28% increase in earnings for the year.”

The 2008 outlook is based on certain assumptions that are subject to the risk factors discussed below and in the company’s filings with the Securities & Exchange Commission.

2008 Outlook Assumptions

•	Gross Margin – targeted to be consistent as a percentage of revenues, compared to the second half of 2007

•	SG&A – targeted mid-single digit basis point improvement, compared to the second half of 2007

•	Annual Tax Rate – targeted to be consistent with 2007

•	Capital Expenditures – targeted to be in the range of $25 – $35 million.

•	Excess Capital Usage – financially and strategically attractive acquisitions; de-lever revolver debt

2007 Highlights

•

After completing the transition of the newly acquired McKesson business in the first quarter of 2007, the company reported sequential improvement in financial and operational measures in each subsequent quarter in 2007.

•

A new five-year distribution agreement with Broadlane took effect on February 1, 2007. Broadlane, which began its relationship with Owens & Minor in 1999, is a national group purchasing organization that provides contracting services for hospitals nationwide.

•

In June 2007, the U.S. Department of Defense (DoD) renewed its existing multi-year, prime vendor contract for medical and surgical supply distribution services with Owens & Minor. Under terms of the agreement, Owens & Minor will continue to serve the Army, Navy, Air Force, Marine Corps, federal civilian agencies, Coast Guard, and other non-DoD agencies. The award is effective until April 30, 2009.

•	Owens & Minor announced a leadership change in June 2007, as James L. Bierman joined the company as chief financial officer.

•

Owens & Minor celebrated its 125th anniversary by ringing The Closing Bell® at the New York Stock Exchange on October 24, 2007; members of the executive leadership team performed the ceremonial duties.

Investors Conference Call Information & Supplemental Material

Conference Call: Owens & Minor has scheduled a conference call for investors on Tuesday, February 5, 2008 at 9:00 a.m. eastern standard time to discuss financial results. Participants may access the call at 800-701-0719 with a passcode of 788-380-06#. Webcast: The conference call (audio only) will also be available under the Investor Relations section of www.owens-minor.com. Supporting material for 2007 results will also be provided on the website. A replay of the call will be available for five days by calling 888-286-8010 with passcode #92618052.

Pre-registration information: Participants are encouraged to pre-register for the conference call at https://cossprereg.btci.com/prereg/key.process?key=P7GYAW634. Pre-registration is not mandatory, but is recommended, as it will expedite entry into the conference call. Pre-registrants are issued an individual pin number that provides immediate access to the live conference call.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the ability to assimilate the operations of an acquired business into the company, the potential loss of key personnel, intense competitive pressures, such as pricing, within the healthcare industry, the success of direct marketing programs in attracting new customers, the ability to retain existing customers, changes in customer order patterns, changes in healthcare laws and regulations, changes in government, including Medicare, reimbursement guidelines and private insurer reimbursement amounts, the ability to maintain product suppliers, product price increases by suppliers and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Contact: Trudi Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com; Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

# # # #

Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended December 31,
	2007	% of revenue	2006(*)	% of revenue
Revenue	$1,748,479	100.0%	$1,652,243	100.0%
Cost of revenue	1,563,276	89.4	1,477,346	89.4

Gross margin	185,203	10.6	174,897	10.6
Selling, general and administrative expenses	137,668	7.9	152,092	9.2
Depreciation and amortization	7,900	0.5	8,281	0.5
Other operating income and expense, net	(1,146)	(0.1)	(1,038)	(0.1)

Operating earnings	40,781	2.3	15,562	0.9
Interest expense, net	3,781	0.2	5,437	0.3

Income before income taxes	37,000	2.1	10,125	0.6
Income tax provision	14,547	0.8	2,819	0.2

Net income	$22,453	1.3%	$7,306	0.4%

Net income per common share – basic	$0.56		$0.18
Net income per common share – diluted	$0.55		$0.18

Weighted average shares – basic	40,456		39,937
Weighted average shares – diluted	41,074		40,436

	Year Ended December 31,
	2007	% of revenue	2006(*)	% of revenue
Revenue	$6,800,466	100.0%	$5,533,736	100.0%
Cost of revenue	6,085,482	89.5	4,936,940	89.2

Gross margin	714,984	10.5	596,796	10.8
Selling, general and administrative expenses	545,271	8.0	471,988	8.5
Depreciation and amortization	31,820	0.5	25,734	0.5
Other operating income and expense, net	(5,320)	(0.1)	(3,690)	(0.1)

Operating earnings	143,213	2.1	102,764	1.9
Interest expense, net	22,983	0.3	13,273	0.2
Loss on early extinguishment of debt	—	—	11,411	0.2

Income before income taxes	120,230	1.8	78,080	1.4
Income tax provision	47,520	0.7	29,328	0.5

Net income	$72,710	1.1%	$48,752	0.9%

Net income per common share – basic	$1.81		$1.22
Net income per common share – diluted	$1.79		$1.20

Weighted average shares – basic	40,250		39,860
Weighted average shares – diluted	40,656		40,467

(*)

Amortization expense of $1.1 million in the three months ended December 31, 2006 and $3.2 million in the year ended December 31, 2006 related to direct-response advertising has been reclassified in the statements of income from depreciation and amortization to selling, general and administrative expenses (SG&A) in order to conform to the current presentation. Amortization expense related to direct-response advertising of $2.1 million and $7.3 million in the three months and year ended December 31, 2007 is included in SG&A in the statements of income.

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Year Ended December 31,
	2007	2006
Operating activities
Net income	$72,710	$48,752
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	31,820	25,734
Amortization of direct-response advertising	7,320	3,198
Loss on early extinguishment of debt	—	11,411
Deferred income tax provision	(5,457)	9,640
Provision for LIFO reserve	8,424	3,944
Stock-based compensation expense	6,507	5,263
Provision for losses on accounts and notes receivable	22,636	23,452
Deferred direct-response advertising costs	(7,972)	(9,285)
Changes in operating assets and liabilities:
Accounts and notes receivable	54,150	(209,011)
Merchandise inventories	60,185	(107,965)
Accounts payable	(33,450)	137,843
Net change in other current assets and current liabilities	(11,927)	(16,126)
Other, net	14,894	(430)

Cash provided by (used for) operating activities	219,840	(73,580)

Investing activities
Additions to property and equipment	(20,084)	(21,948)
Additions to computer software	(10,400)	(6,050)
Acquisition of intangible assets	(62)	(10,735)
Net cash related to acquisitions of businesses	15,441	(170,680)
Other, net	327	(144)

Cash used for investing activities	(14,778)	(209,557)

Financing activities
Net proceeds of issuance of long-term debt	—	198,054
Repayment of long-term debt	—	(210,459)
Cash dividends paid	(27,637)	(24,092)
Net proceeds from (payments on) revolving credit facility	(152,600)	229,100
Proceeds from exercise of stock options	9,621	4,317
Excess tax benefits related to stock-based compensation	4,084	1,632
Increase (decrease) in drafts payable	(40,000)	16,500
Other, net	(1,491)	1,278

Cash provided by (used for) financing activities	(208,023)	216,330

Net decrease in cash and cash equivalents	(2,961)	(66,807)
Cash and cash equivalents at beginning of period	5,090	71,897

Cash and cash equivalents at end of period	$2,129	$5,090

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$2,129	$5,090
Accounts and notes receivable, net	462,392	539,178
Merchandise inventories	581,569	666,527
Other current assets	43,767	55,975

Total current assets	1,089,857	1,266,770
Property and equipment, net	76,122	70,853
Goodwill, net	271,699	259,670
Intangible assets, net	32,517	52,763
Other assets, net	44,885	35,694

Total assets	$1,515,080	$1,685,750

Current liabilities
Accounts payable	$469,102	$542,552
Accrued payroll and related liabilities	18,763	13,472
Other accrued liabilities	80,599	114,479

Total current liabilities	568,464	670,503
Long-term debt	283,845	433,133
Other liabilities	48,412	34,660

Total liabilities	900,721	1,138,296

Shareholders’ equity
Common stock	81,748	80,515
Paid-in capital	161,978	143,557
Retained earnings	377,913	332,013
Accumulated other comprehensive loss	(7,280)	(8,631)

Total shareholders’ equity	614,359	547,454

Total liabilities and shareholders’ equity	$1,515,080	$1,685,750

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
Operating results:
Revenue	$1,748,479	$1,686,744	$1,679,044	$1,686,199	$1,652,243

Gross margin	$185,203	$178,257	$176,863	$174,661	$174,897
Gross margin as a percent of revenue	10.6%	10.6%	10.5%	10.4%	10.6%

SG&A expense(*)	$137,668	$131,365	$133,456	$142,782	$152,092
SG&A expense as a percent of revenue(*)	7.9%	7.8%	7.9%	8.5%	9.2%

Operating earnings	$40,781	$40,942	$36,707	$24,783	$15,562
Operating earnings as a percent of revenue	2.3%	2.4%	2.2%	1.5%	0.9%

Net income	$22,453	$21,176	$18,266	$10,815	$7,306

Net income per common share – basic	$0.56	$0.53	$0.45	$0.27	$0.18

Net income per common share – diluted	$0.55	$0.52	$0.45	$0.27	$0.18

Accounts receivable:
Accounts and notes receivable, net	$462,392	$508,746	$515,496	$561,279	$539,178

Days sales outstanding	26.3	29.5	28.0	29.7	30.5

Inventory:
Merchandise inventories	$581,569	$581,363	$635,297	$639,947	$666,527

Average inventory turnover	10.6	9.8	9.4	9.2	9.2

Financing:
Long-term debt	$283,845	$231,142	$369,031	$457,966	$433,133

Stock information:
Cash dividends per common share	$0.17	$0.17	$0.17	$0.17	$0.15

Stock price at quarter-end	$42.43	$38.09	$34.94	$36.73	$31.27

(*)

Amortization expense related to direct-response advertising has been reclassified in the 2006 statement of income from depreciation and amortization to selling, general and administrative expenses in order to conform to the current presentation.